Contact:
Rod Hise
Third Wave Technologies Inc.
608 663-4010 or 608 807-4607
For Immediate Release
Third Wave Agrees to Sale of $14.9 Million in Zero-Coupon Convertible Notes
MADISON, Wis., Dec. 19, 2006—Third Wave Technologies Inc. (NASDAQ: TWTI) today announced that it has signed an agreement for the private placement of convertible senior subordinated zero-coupon notes with an institutional investor. The notes were sold at an original issue discount and will provide Third Wave with gross proceeds of $14.9 million, exclusive of fees.
     The notes carry a yield to maturity of 6.0% and will come due in December 2011. They are convertible into approximately 2.48 million shares of Third Wave common stock at a rate that represents a conversion price of $6.00 a share, a premium of approximately 20% from the stock’s recent trading price.
     Third Wave intends to use the proceeds of the financing for general corporate purposes.
     “Third Wave is dedicated to creating shareholder value by commercializing the highest-value molecular diagnostic products, particularly our HPV offerings,” said Kevin T. Conroy, president and chief executive of Third Wave. “We are pleased to take advantage of this opportunity to strengthen the company’s balance sheet. The successful placement of these notes also is a significant expression of investor confidence in Third Wave’s strategy and prospects for success.”
     The notes were placed pursuant to Regulation D under the Securities Act of 1933. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from registration requirements. In connection with the sale of the notes, Third Wave has agreed to file with the Securities and Exchange Commission a registration statement for resale of the shares of common stock issuable upon conversion of the notes.
     This press release shall not constitute an offer to sell or solicitation of an offer to buy any of the notes, nor shall there be any sale of notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration under the securities laws of such state.
About Third Wave Technologies

     Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company’s website at http://www.twt.com.
All statements in this news release that are not historical are forward- looking statements within the meaning of the Securities Ex change Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.